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                                                                  Exhibit 10.410

[INLAND LOGO]

          INLAND REAL ESTATE ACQUISITIONS, INC.
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
          2901 Butterfield Road                                   200 Waymont Court          1955 Lake Park Drive
          Oak Brook, IL 60523         501 Manatee Ave, West       Suite 126, Unit 10         Suite 300
          630-218-4948 Fax: 4935      Holmes Beach, FL 34217      Lake Mary, FL 32746        Smyrna, GA 30080
          www.inlandgroup.com         941-779-1000 Fax: 2000      407-688-6540 Fax: 6543     678-996-2131 Fax: 2140
                                                                       July 21, 2004
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Seller or Beneficiary of the Titleholding Trust (Seller)
or Holder of the Power of Direction
c/o Ryan Companies USA, Inc.
Attn: Dan Levitt
50 South Tenth Street, Suite 300
Minneapolis, MN 55403-2012


          RE:   OSWEGO COMMONS SHOPPING CENTER
                OSWEGO, ILLINOIS


Dear Mr. Levitt:


     This letter represents this corporation's offer to purchase the Oswego Commons Shopping Center with 188,150 net rentable square feet, situated on approximately 29.53 acres of land, located at Route 34, Oswego, Illinois.

     The above property shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the property.

     This corporation or its nominee will consummate this transaction on the following basis:

     1. The total purchase price shall be $35,022,042.00 all cash, plus or minus prorations, WITH NO MORTGAGE CONTINGENCIES, to be paid at CLOSING 30 BUSINESS DAYS following the acceptance of this agreement (see Paragraph 11).

          Purchaser shall allocate the land, building and depreciable improvements prior to closing.

     2. There are no real estate brokerage commissions involved in this transaction.

     3. Seller represents and warrants (TO THE BEST OF THE SELLER'S KNOWLEDGE), that the above referenced property is leased to the tenants described on Exhibit A on triple net leases covering the building and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

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OSWEGO COMMONS SHOPPING CENTER -- OSWEGO, IL                              PAGE 2
JUNE 7, 2004

     4. Seller warrants and represents (TO THE BEST OF THE SELLER'S KNOWLEDGE), that the property is free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the property is in full compliance with Federal, State, City and County ordinances, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

     5. Seller warrants and represents (TO THE BEST OF THE SELLER'S KNOWLEDGE), that during the term of the leases the tenants and guarantors are responsible for and pay all operating expenses relating to the property on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lot and the building, etc.

          Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval and any contract presently in existence shall be assumed by Purchaser. Any work presently in progress on the property shall be completed by Seller prior to closing.

     6. Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from all tenants, guarantors, and parties to reciprocal and/or operating easement agreements, if applicable.

     7. Seller is responsible for payment of any LEASING BROKERAGE FEES or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same.

     8. This offer is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form and coverage acceptable to Purchaser for the closing.

     9. This offer is subject to Purchaser days obtaining, prior to closing at its expense, a certificate which must be acceptable to Purchaser from a certified hygienist for environmental concerns that there is no asbestos, PCBs, or hazardous substance in the buildings and on the property; in other words, a Level 1 environmental audit (and Level 2 audit, if required).

     10. The above sale of the real estate shall be consummated by conveyance of a full warranty deed from Seller to Purchaser's designee, with the Seller paying any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow.

     11. The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 30 business days following acceptance of this agreement, at which time title to the above property shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances, and an ALTA form B owner's title policy with complete extended coverage and required endorsements, waiving off all new construction, including 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with a proration of real estate taxes payable in 2004 as estimated to tenants amounting to 7 months of tax escrow payments for those tenants which pay taxes on a monthly basis to the landlord under their leases (excluding those tenants which pay upon presentation of the tax bill or pay directly to the taxing authority). At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents.

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OSWEGO COMMONS SHOPPING CENTER -- OSWEGO, IL                             PAGE 3
JUNE 7, 2004

     12. This offer is subject to the property being 100% occupied at the time of closing, with all tenants occupying their space, open for business and paying full rent, CAM, real estate taxes and insurance current. In the event that it is less than 100% occupied and 100% gross rent collected, the Seller shall escrow an amount equal to the rent and all reimbursable expenses for any vacancy and any tenant not paying full rent current based on the attached rent roll. The amount of the escrow shall be equal to two years of these payments. As an example, if 1,200 square feet were vacant or not paying rent at closing and the rent for the space was $21.00 per square foot and the CAM, tax and insurance were an additional $4.00 per square foot, then the escrow would be equivalent to $25.00 x 1,200 square feet x 2 years, or $60,000. Seller shall have the right to lease all space involved with the above escrow and shall be responsible for all leasing commissions, tenant improvements and all other costs associated with placing a third party tenant obtained by Seller into said space. Once a tenant acceptable to Purchaser is placed into said space and is paying full rent current, then the Seller shall be paid from the escrow any amount of funds unused for that space.

     13. This offer is subject to Purchaser obtaining at its expense, prior to closing, an appraisal of the property prepared by an MAI or other qualified appraiser, acceptable to Purchaser or Purchaser's lender, if any.

     14. Neither Seller (Landlord) or any tenant and guarantor shall be in default on any lease or agreement at closing, nor is there any threatened or pending litigation.

     15. Seller warrants and represents that he has paid all unemployment taxes to date.

     16. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees, and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property. This offer is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future.

     17. Fifteen (15) days prior to closing, Seller must provide the title as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

     18. Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports, including at least a one-year audit of the books and records of the property.

     19. All sales tax rebates payable by the Village of Oswego shall remain the property of Seller after the Closing, and Purchaser will reasonably cooperate with Seller in obtaining sales tax returns from tenants, but Purchaser shall not be required to assert a default against such tenants or threaten to terminate their leases.

     This offer is, of course, predicated upon the Purchaser's review and written approval of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of audited operating statements on said property is required that qualify, comply with and can be used in a public offering.

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OSWEGO COMMONS SHOPPING CENTER -- OSWEGO, IL                            PAGE 4
JUNE 7, 2004

     If this offer is acceptable, please sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by a date which is 5 days subsequent to the date hereof.

                                           Sincerely,

ACCEPTED:

RYAN OSWEGO, L.L.C                         INLAND REAL ESTATE ACQUISITIONS, INC.
                                           or nominee
By:       /s/ [ILLEGIBLE]
       -------------------------------
Date:     7/23/04
       -------------------------------     /s/ Lou Quilci
                                           -------------------------
                                           Lou Quilci
                                           Senior Vice President


                                           /s/ G. Joseph Cosenza
                                           -------------------------
                                           G. Joseph Cosenza
                                           Vice Chairman

LQ:smm

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                                                     OSWEGO COMMONS
                                                       OSWEGO, IL

                                                         Updated:      19-Jul-04

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
                                                               TERM
TENANTS                        SIZE (SF)       RENT /SF        (YRS)   COMMENCEMENT    EXPIRATION       AMOUNT
LOT 11
 American Mattress                 4,133     $    22.00          5       03/28/04       03/31/09     $     90,926
 Ladies Workout Express            1,213     $    25.00          5                                   $     30,325
 Newsome Physical Therapy          1,830     $    25.00          5                                   $     45,750
*VACANT                            1,200     $    25.00                                              $     30,000
 Oreck Home Care                   1,511     $    23.00          5       03/25/04       03/31/09     $     34,753
 Zales                             3,323     $    24.00         10       06/04/04       06/30/14     $     79,752
                              ----------
                                  13,210

LOT 10
 Cold Stone Creamery               1,400     $    24.00         10       10/15/03       10/31/13     $     33,600
 Lee Nails                           919     $    24.96          5       10/04/02       10/31/07     $     22,938
 3 Day Blinds                      1,802     $    24.47          5       09/01/02       08/31/07     $     44,100
 Panera Bread                      4,200     $    23.00         10       10/10/02       10/31/12     $     96,600
                              ----------
                                   8,321

LOT 12
 Electronics Boutique              2,015     $    23.50          5       01/10/03       01/31/08     $     47,353
 Tmobile                           1,920     $    30.00         10       11/14/02       01/31/13     $     57,600
 Quiznos                           1,612     $    22.87          5       10/01/02       09/30/07     $     36,870
 All Cleaners                      1,100     $    26.00          5       01/01/03       12/31/07     $     28,922
 Great Clips                       1,163     $    26.00         10       08/09/02       08/31/12     $     30,238
                              ----------
                                   7,810
LOT 2
 TJ Maxx                          28,144     $    10.20         10       10/13/02       10/31/12     $    287,000
 Party City                       12,012     $    14.70         10       04/16/03       01/31/14     $    176,576
 Famous Footwear                   9,773     $    13.75         10       04/03/03       04/30/13     $    134,379
 Petco                            13,788     $    13.15         10       11/07/03       11/30/13     $    181,312
 OfficeMax                        20,015     $    14.00         15       09/12/03       01/31/19     $    280,210
 Lemstone                          2,334     $    19.00          5       11/28/03       11/30/08     $     44,346
                              ----------
                                  86,066
LOT 5
 Hallmark                          4,413     $    16.37          7       02/25/03       02/28/10     $     72,241
 Payless Shoesource                2,496     $    21.00         10       03/01/03       02/28/13     $     52,416
                              ----------
                                   6,909
LOT 4
 Dominick's Finer Foods           65,844     $    12.21         20       03/07/02       03/31/22     $    804,000

Tenants in Place                 186,960                                                             $  2,712,207
To Be Leased                       1,200                                                             $     30,000
                              ----------                                                             ------------
TOTAL                            188,160                                                             $  2,742,207

Gross Rent Multiplier
(based on $34,800,000
and previous sum of base rents)                                                                            7.8235%

                                                                                                     ------------
Sale Price                                                                                           $ 35,022,042
                                                                                                     ============
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* Lot out for review on this space